Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

February 16, 2007	FOR IMMEDIATE RELEASE

ADM PRICES $1.150 BILLION CONVERTIBLE SENIOR NOTES; COMPANY TO REPURCHASE APPROXIMATELY $370 MILLION IN COMMON STOCK

      Archer Daniels Midland Company (NYSE: ADM) today announced the pricing of $1.150 billion principal amount of Convertible Senior Notes due 2014.  The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

      The notes will pay interest semi-annually at a rate of 0.875 percent per annum. The notes will be convertible, at the holder’s option, at an initial conversion rate of 22.8343 shares per $1,000 principal amount of notes, which represents a 22.50 percent conversion premium based on the last reported sale price of $35.75 per share of ADM's common stock on February 15, 2007. The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at ADM's election, in cash, common stock or a combination of cash and common stock.

      ADM estimates that the net proceeds from this offering will be approximately $1.134 billion after deducting estimated discounts, commissions and expenses.

      ADM estimates that the net proceeds from this offering will be approximately $1.134 billion after deducting estimated discounts, commissions and expenses.

      ADM expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to repurchase approximately $370 million worth of shares of its common stock contemporaneously with the closing of the sale of the notes. In addition, approximately $299 million of the proceeds from the transactions will be used to fund convertible note hedge transactions that ADM expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. Any remaining proceeds from the offering will be added to ADM’s working capital and will be used for general corporate purposes.

      The convertible note hedge transactions are intended to reduce the dilution to ADM’s common stock upon potential future conversion of the notes. The convertible note hedge transactions will have an exercise price equal to the conversion price of the notes.
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      In addition, ADM expects to enter into separate warrant transactions with one or more of the initial purchasers and/or their affiliates. These transactions will generally have the effect of increasing the conversion price of the notes. The warrants associated with the notes have an exercise price that is 75 percent higher than the closing price of ADM’s stock on February 15, 2007.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities and the shares of ADM common stock issuable upon conversion or exercise of the notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Archer Daniels Midland Company
      Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.

Forward-Looking Statements
      This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including satisfaction of the closing conditions contained in the purchase agreement between ADM and the initial purchaser, which include a condition that there be no material adverse effect on ADM’s business prior to the closing of the offering and other conditions in whole or in part beyond ADM’s control. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in the ADM Annual Report on Form 10-K for the year ended June 30, 2006 as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to ADM and ADM assumes no obligation to update any such forward-looking statements.

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From: Brian Peterson, Senior Vice President-Corporate Affairs
217/424-5413